AMENDMENT TO UNDERWRITING AGREEMENT

This AMENDMENT TO UNDERWRITING AGREEMENT (the “Amendment”) is entered into this 21st day of January, 2013 by and between GWFS Equities, Inc. (the “Underwriter”) and Great-West Life & Annuity Insurance Company (the “Insurance Company”), on its own behalf and on behalf of the Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company (the “Series Account”).

WHEREAS, the parties hereto entered into that certain Underwriting Agreement dated December 1, 2011 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as set forth below.

NOW THEREFORE, the parties hereto agree as follows:

1.  The following section 18 is hereby added to the Agreement.

Pursuant to FINRA Rule 2330 and its supplementary material, the Insurance Company agrees that, until such time as it is notified of principal approval by the Underwriter and is provided with the application or is notified of the Underwriter’s principal rejection, it will:

a. Segregate the Underwriters’ customers’ funds in a bank in an account equivalent to the deposit of those funds by a FINRA member into a “Special Account for the Exclusive Benefit of Customers” (set up as described in Securities Exchange Act Rules 15c3-3(k)(2)(i) and 15c3-3(f)) to ensure that the customers’ funds will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Underwriter, Insurance Company, or bank where Insurance Company deposits such funds or any creditor thereof or person claiming through them and hold those funds either as cash or any instrument that a broker or dealer may deposit in its Special Reserve Account for the Exclusive Benefit of Customers;

b. Not issue the Contracts prior to the Underwriter’s principal approval; and

c. Promptly return the funds to each customer at the customer’s request prior to the Underwriter’s principal approval or upon the Underwriter’s rejection of the application.

2.  In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.  Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized at Greenwood Village, Colorado on the day and year first written above.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

On its own behalf and on behalf of its Variable Annuity-2 Series Account

By: /s/ Robert K. Shaw	By: /s/ Christopher Bergeon
Name: Robert K. Shaw	Name: Christopher Bergeon
Title: EVP Individual Markets	Title: VP Financial Institutional Markets

GWFS Equities, Inc.

By: /s/ Teresa Luiz
Name: Teresa Luiz
Title: Compliance Officer